SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934




Filed by Registrant                          X
Filed by a Party other than the Registrant


Check the appropriate box:

	         Preliminary Proxy Statement
	       X Definitive Proxy Statement
	         Definitive Additional Materials
	         Soliciting Material Pursuant to  240.14a-11(c) or 240.14a-12



PIZZA INN, INC.
(Name of Registrant as Specified In Its Charter)


PIZZA INN, INC.
(Name of Person(s) Filing Proxy Statement)


Payment of Filing Fee (Check the appropriate box):

   X  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1) or 14a-6(i)(2).

      $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

      Fee computed on table below per Exchange Act Rules 14a-6(i)
      (4) and 0-11.


      Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.




                               PIZZA INN, INC.
                         5050 QUORUM DRIVE, SUITE 500
                             DALLAS, TEXAS 75240
                                (972) 701-9955


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                         TO BE HELD DECEMBER 11, 1997


To  our  Shareholders:

     The Annual Meeting of Shareholders of Pizza Inn, Inc., (the "Company") will be held at The Westin Hotel (Galleria), 13340 Dallas Parkway, Dallas, Texas 75240, on Thursday, December 11, 1997, at 10:00 a.m., Dallas time, for the following purposes:


    1.  To elect three Class II directors;

    2.  To approve an amendment to the 1993 Stock Award Plan; and

    3. To transact such other business as may properly come before the meeting or any adjournments thereof.

	Only shareholders of record at the close of business on October 14, 1997 are entitled  to  notice of,  and  to  vote  at, this meeting and any adjournments thereof.

                                   Sincerely,






                                   Jeff Rogers
                                   President and Chief Executive Officer
November 4, 1997

	Whether or not you plan to attend the meeting in person, please complete, date, and sign the enclosed proxy, and mail it in the stamped envelope enclosed for your convenience. The enclosed proxy is revocable at any time prior to its use.

                           YOUR VOTE IS IMPORTANT.

                               PIZZA INN, INC.
                         5050 QUORUM DRIVE, SUITE 500
                             DALLAS, TEXAS 75240
                                (972) 701-9955

                           PROXY STATEMENT FOR THE
                        ANNUAL MEETING OF SHAREHOLDERS

                         TO BE HELD DECEMBER 11, 1997

     The Board of Directors of Pizza Inn, Inc., a Missouri corporation (the "Company"), is soliciting proxies to be voted at the Annual Meeting of Shareholders (the "Annual Meeting") to be held at The Westin Hotel (Galleria), 13340 Dallas Parkway, Dallas, Texas 75240, on Thursday, December 11, 1997, 10:00 a.m., Dallas time, and at any adjournments thereof. This Proxy Statement was first mailed to the Company's shareholders on or about November 1, 1997.

     If the proxy is signed and returned before the Annual Meeting, it will be voted in accordance with the directions on the proxy. A proxy may be revoked at any time before it is voted by execution of a subsequent proxy, by signed written notice to Pizza Inn, Inc., Church Street Station, P.O. Box 1677, New York, New York 10008-1677, or by voting in person at the Annual Meeting.

                          OUTSTANDING CAPITAL STOCK

     The record date for shareholders entitled to notice of, and to vote at, the Annual Meeting is October 14, 1997. At the close of business on that date, there were outstanding 12,747,215 shares of Common Stock, $.01 par value ("Common Stock"). No other class of securities of the Company is entitled to notice of, or to vote at, the Annual Meeting.

                      ACTION TO BE TAKEN AT THE MEETING

     The accompanying proxy, unless the shareholder otherwise specifies in the proxy, will be voted:

          1. FOR the election of the three Class II director nominees named herein, to serve for a term of two years each or until their respective successors are elected and qualified;

          2. FOR approval of an amendment to the 1993 Stock Award Plan (the "Plan") increasing by 500,000 shares the aggregate number of shares of Common Stock issuable under the Plan; and

          3. In the discretion of the proxy holders, as to the transaction of such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors is not presently aware of any other business to be brought before the Annual Meeting.

			     QUORUM  AND  VOTING

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum at the Annual Meeting. In deciding all questions, a holder of Common Stock (a "Shareholder") is entitled to one vote, in person or by proxy, for each share held in his name on the record date. Solely with respect to the election of directors, a Shareholder has that number of votes equal to the number of shares held by him on the record date multiplied by the number of directors being elected and he is entitled to cumulate his votes and cast them all for any single nominee or to spread his votes, so cumulated, among as many nominees and in such manner as he sees fit. Directors must be elected by a plurality of the votes cast. To be elected as a director, a candidate must be one of the three candidates who receive the most votes out of all votes cast at the Annual Meeting.

     A Shareholder who is present, in person or by proxy, and who withholds his vote in the election of directors, will be counted for purposes of determining whether a quorum exists, but the withholding of his vote will not affect the election of directors. A Shareholder who is present, in person or by proxy, and who abstains from voting on other proposals, will be counted for purposes of a quorum, and the abstention will have the same effect as a vote against the proposals. Brokers' "non-votes" are treated the same as votes withheld or abstained.

     The enclosed proxy, if executed and returned, will be voted as directed on the proxy or, in the absence of such direction, FOR the election of the nominees as directors and FOR the approval of the proposed amendment to the Plan. If any other matters properly come before the meeting, the enclosed proxy will be voted by the proxy holders in accordance with their best judgment.


ELECTION  OF  DIRECTORS

     The Company's Articles of Incorporation and By-laws provide that the Board of Directors shall be divided into two Classes. The terms of the three Class II directors expire at the Annual Meeting. The Board has nominated for election at the Annual Meeting all three incumbent Class II directors, each to serve for a term of two years. Each nominee of the Board has expressed his intention to serve the entire term for which election is sought. Directors will be elected by cumulative voting. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE THREE NOMINEE DIRECTORS.

     The following table lists the names and ages, as of October 1, 1997, of the three nominee directors and the four directors whose terms of office will continue after the Annual Meeting, the class to which each director has been or will be elected, the year in which each director was first elected, and the annual meeting (assuming that it is held in December) at which the term of each director will expire (assuming the election of each nominee).



                                        Director  Term
Nominee Directors       Age     Class    Since  Expires
--------------------  --------  -----    -----  -------
C. Jeffrey Rogers           50  II        1990     1997
F. Jay Taylor               74  II        1994     1997
Steve A. Ungerman           53  II        1990     1997

Continuing Directors
--------------------
Bobby L. Clairday           54  I         1990     1998
Don G. Navarro              53  I         1990     1998
Ronald W. Parker            47  I         1993     1998
Ramon D. Phillips           64  I         1990     1998




                              EXECUTIVE OFFICERS

The following table sets forth certain information, as of October 1, 1997, regarding the Company's executive officers:



                                                                             Executive
                                                                              Officer
 Name  			Age 		Position               	          Since
-------------------     ------   ----------------------------                ---------
C.  Jeffrey Rogers         50    President, Vice Chairman and                 1990
                                 Chief Executive Officer
Ronald W. Parker           47    Executive Vice President and                 1992
                                 Chief Operating Officer
B. Keith Clark             34    General Counsel and Secretary                1997
Dennis Essary              43    Vice President of Administration/            1997
                                 Controller (Norco)
Roy H. Lotz                48    Vice President of Concept Development        1996
                                 and Equipment
Bradford S. Lucky          31    Vice President of Marketing                  1997
Ward T. Olgreen            38    Vice President of International Operations   1995
                                 and Brand R & D
Elizabeth D. Reimer        43    Controller, Treasurer and Assistant          1996
                                 Secretary
Robert L. Soria            42    Vice President of Restaurant Development     1993
Karen A. Steinbach         39    Vice President of Franchise Operations       1997
                                 and Training




          BIOGRAPHIES OF NOMINEE DIRECTORS AND CONTINUING DIRECTORS

     Steve A. Ungerman is a director of MedSynergies, Inc., a physician practice management company, and is employed in the capacity of Special Projects. From September 16, 1996 to August 15, 1997, he was President of MedSynergies, Inc. In September 1996, he became Of Counsel to the law firm of Ungerman, Sweet & Brousseau. Prior to September 1996, he practiced law as a shareholder of Ungerman & Ungerman, P.C. and its predecessors for 28 years in the areas of business matters, commercial finance and mediation. Mr. Ungerman received his Juris Doctor degree from Southern Methodist University. He was elected a Director and Chairman of the Board of Directors of Pizza Inn in September 1990.

     Bobby L. Clairday is an Area Developer of Pizza Inn restaurants and he is President, a Director and sole shareholder of Clairday Food Services, Inc., a Pizza Inn franchisee operating Pizza Inn restaurants in three states. Mr. Clairday is also sole shareholder of Advance Food Services, Inc., a franchisee operating Pizza Inn restaurants in Arkansas. From 1990 until his election as a Director of the Company in January 1993, Mr. Clairday was an ex-officio member of the Board of Directors, serving as a representative of our franchisees. He has served as the President of the Pizza Inn Franchisee Association and as a member of various committees and associations affiliated with the Pizza Inn restaurant system. Mr. Clairday has been a franchisee of the Company for over twenty years.

     Don G. Navarro is President of The Navarro Group, Inc. ("TNG"). TNG and its predecessor, Don Navarro and Associates, LLC, have provided financial and business advisory services to a wide range of corporate and individual clients since 1982. Mr. Navarro is also a Director of IMCO Recycling, Inc. and Southeastern Paralegal Institute. Mr. Navarro was elected a Director of the Company in September 1990.


     Ronald W. Parker is Executive Vice President and Chief Operating Officer of the Company. Mr. Parker joined the Company in October 1992 and was elected Executive Vice President, Chief Operating Officer and a Director in January 1993. From October 1989 to September 1992, he was Executive Vice President and General Manager of the Bonanza restaurant division of Metromedia Steakhouses, Inc. and its predecessor Metsa, Inc. From 1983 to 1989, Mr. Parker served in several executive positions for USACafes, the franchisor of the Bonanza restaurant chain.

     Ramon D. Phillips has been President, Chief Executive Officer and Chairman of the Board of Hallmark Financial Services, Inc., a financial services company, since May 1989. Prior to Hallmark Financial Services, Inc., Mr. Phillips had fifteen years experience in the franchise restaurant industry, serving in an executive position with Kentucky Fried Chicken (1969-1974) and Pizza Inn, Inc. (1974-1989).

     C. Jeffrey Rogers was appointed President of the Company's predecessor in February 1990 and he became President, Chief Executive Officer and a Director of the Company in September 1990 pursuant to the terms of the Company's recapitalization plan. From 1983 to 1989, Mr. Rogers was President, Chief Executive Officer and a Director of USACafes General Partner, Inc., the general partner of the limited partnership that owned the Bonanza family restaurant system and franchised approximately 650 Bonanza restaurants, and
its predecessor USACafes.   Mr. Rogers was elected Vice Chairman of the Board
of Directors of the Company in January 1994, and he was elected a Director of Hallmark Financial Services, Inc. in May 1995.

     F. Jay Taylor is an arbitrator in Ruston, Louisiana who is affiliated with the American Arbitration Association and the Federal Mediation and Conciliation Service. He is a Director and Chairman of the Audit Committee of Michael's Stores, Inc. and a Director of the Illinois Central Railroad. He formerly served as a Director of USACafes, Earth Resources and Mid South Railroad. Dr. Taylor, who received his Ph.D. from Tulane University, served as President of Louisiana Tech University from 1962 to 1987 and currently serves as its President Emeritus. Mr. Taylor was elected a Director of the Company in 1994.


                     BIOGRAPHIES OF NON-DIRECTOR OFFICERS

     B.  Keith  Clark  joined  the  Company  in February 1997 and  was elected
General  Counsel  and  Secretary of the Company in March 1997.  From June 1994
through February 1997, he was Assistant General Counsel and Assistant Secretary of American Eagle Group, Inc., a property and casualty insurance holding company. From January 1990 through May 1994, Mr. Clark was a corporate associate in the Dallas office of Akin, Gump, Strauss, Hauer & Feld, L.L.P., a diversified international law firm.

     Dennis  L.  Essary  was  appointed  Vice   President  of  Administration/
Controller  of  Norco  Division of the Company in  July 1997.   He joined the
Company as  Controller of the Norco  Division in September 1992.   Mr. Essary
was  Vice  President  of Armstrong Industries, Inc., a distributor of medical
equipment and supplies, from April 1990 to September 1992.   Mr. Essary owned
a  certified  public  accounting  firm  from  1987  to  1990.

     Roy T. Lotz was appointed Vice President of Concept Development and Equipment for the Company in July 1996. He was assigned responsibility for concept development and equipment sales in September 1995. He joined the Company in December 1991 as a Franchise Operations Consultant. Mr. Lotz was Director of Real Estate and Construction for Tony Roma's Restaurants from 1988 to November 1991, and he was employed as Director of Franchise Operations and in other positions for El Chico Restaurants from 1971 to 1988.

     Bradford S. Lucky joined the Company in December 1996 as Executive Director of Marketing and was appointed Vice President of Marketing in March
1997.    Mr.  Lucky  served  in  several  account  management  positions  at
Publicis/Bloom  Advertising  Agency  from  1989  through  November  1996.

     Ward T. Olgreen was appointed Vice President of International Operations and Brand R&D for the Company in January 1995. He joined the Company in September 1991 as a Franchise Operations Consultant. Mr. Olgreen was promoted
to  Senior   Franchise  Operations  Consultant  in July  1992 and Director of
Franchise Operations in July 1993. Mr. Olgreen was a Branch Manager for GCS Service, Inc., a restaurant equipment service provider, from June 1986 through July 1991.


     Elizabeth D. Reimer joined Pizza Inn in 1984, and since that time, has worked in various positions in the finance and accounting department. She was elected Treasurer, Controller and Assistant Secretary of the Company in December 1996.

     Robert L. Soria was appointed Vice President of Restaurant Development for the Company in February 1996. He was Vice President of Franchise Operations from July 1993 through February 1996. Mr. Soria joined the Company in May 1991 as a Regional Director, and he was promoted to Director of Franchise Services in September 1991. Mr. Soria was a Regional Franchise Manager for Popeye's Fried Chicken in San Antonio, Texas from 1989 through May 1991. Prior to 1989, Mr. Soria served in several positions for USACafes with responsibility for restaurant and franchise operations.

     Karen A. Steinbach joined Pizza Inn in April 1995, and was appointed Director of Franchise Operations in July of 1995. She was appointed Vice President of Franchise Operations and Training in April of 1997. Prior to joining Pizza Inn, Ms. Steinbach was Director of Systems Development at Brice Foods from 1993 through 1995. From 1988 to 1993, Ms. Steinbach served in several positions at Brice Foods with responsibilities for restaurant and franchise operations.


            SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information, as of October 1, 1997, with respect to the beneficial ownership of Common Stock by: (a) each person known to be a beneficial owner of more than five percent of the outstanding Common Stock; (b) each director, nominee director, and executive officer named in the section entitled "Summary Compensation Table;" and (c) all directors and executive officers as a group (14 persons). Except as otherwise indicated, each of the persons named in the table below is believed by the Company to possess sole voting and investment power with respect to the shares of Common Stock beneficially owned by such person. Information as to the beneficial ownership of Common Stock by directors and executive officers of the Company has been furnished by the respective directors and executive officers.



      Name                       	    Shares
(and Address of               	 Beneficially                 Percent
5% Beneficial Owner)           	    Owned                     of Class
-----------------------------  	-------------                 ------------

C. Jeffrey Rogers (a)               4,088,744                       27.8%
5050 Quorum Drive, Suite 500
Dallas, Texas  75240

Ronald W. Parker (a)                  933,480                        6.3%
Don G. Navarro (a) (b)                142,000                   less than 1%
Bobby L. Clairday (a)                 104,300                   less than 1%
Ramon D. Phillips (a) (c)              44,146                   less than 1%
Steve A. Ungerman (a) (d)              39,066                   less than 1%
F. Jay Taylor (a)                      10,000                   less than 1%

Robert L. Soria (a)                    58,058                   less than 1%
Ward T. Olgreen (a)                    77,163                   less than 1%
B. Keith Clark                          3,000                   less than 1%

All Directors and
Executive Officers as a Group       5,571,258                       37.8%


(a) Includes vested options under the Company's stock option plans, as follows: 1,030,000 shares for Mr. Rogers; 593,500 shares for Mr. Parker; 50,000 shares for Mr. Navarro; 30,000 shares for Mr. Clairday; 20,323 shares for Mr. Phillips; 8,500 shares for Mr. Ungerman; 5,000 shares for Mr. Taylor; 49,000 shares for Mr. Soria; and 36,000 shares for Mr. Olgreen.

(b) Mr. Navarro shares voting and investment power for 90,000 shares with the general partners of Pistalero Partners, L.P.

(c) Mr. Phillips shares voting and investment power for 18,490 shares with the shareholders of Wholesale Software International, Inc.

(d) Mr. Ungerman shares voting and investment power for 1,000 shares with Jay W. Ungerman.

          COMMITTEES  AND  MEETINGS  OF  THE  BOARD  OF  DIRECTORS

     The Board has established Audit, Compensation, Executive, Finance and Stock Award Plan Committees. The Audit Committee selects independent auditors and reviews audit results. The Compensation Committee reviews and approves remuneration for officers of the Company and administers the 1992 Stock Award Plan. The Finance Committee reviews and oversees the Company's capital structure and operating results. The Executive Committee considers business as directed by the Chairman of the Board. The Stock Award Plan Committee administers the 1993 Stock Award Plan and the 1993 Outside Directors Stock Award Plan.

     As of October 1, 1997, Messrs. Clairday, Phillips, Taylor and Ungerman serve on the Audit Committee; Messrs. Navarro, Phillips and Ungerman serve on both the Compensation and Stock Award Plan Committees; Messrs. Navarro, Phillips, Rogers and Ungerman serve on the Executive Committee; and Messrs.
Parker,  Phillips  and  Taylor  serve  on  the  Finance  Committee.

     During fiscal year 1997, the Board of Directors held three meetings. The Audit Committee met two times, the Compensation Committee met once, the
Executive Committee met nine times and the Finance Committee met three times.
 In addition, the Compensation and Stock Award Plan Committees took several actions by unanimous written consent in lieu of meetings. Each of the directors attended at least three-fourths of the total number of meetings held by the Board and the committees on which he served.

                          SUMMARY COMPENSATION TABLE

     The following table sets forth the annual compensation of the Chief Executive Officer and the other four most highly compensated executive officers of the Company for the fiscal years ended June 27, 1997, June 30, 1996, and June 25, 1995 (designated as years 1997, 1996, and 1995).



                                           Annual  Compensation                          Long Term
                                          ----------------------                     Compensation Awards
                                                                                     --------------------

                                                                                    Securities Under-
        Name                                                     Other Annual        lying Options
(and Principal Position)      Year      Salary ($)  Bonus ($)  Compensation ($)(a)   (# of shares)
----------------------------  ----  --------------  ---------  -----------------   -----------------
C. Jeffrey Rogers             1997  $   510,539     $ 500,000    $220,380             250,000
(Chief Executive              1996  $   495,107(b)  $ 500,000    $236,158             330,000
Officer)                      1995  $   462,711     $ 650,000    $153,267           1,400,000(c)

Ronald W. Parker              1997  $   325,000     $ 270,160    $187,825             250,000
(Chief Operating Officer)     1996  $   295,149     $ 267,660    $165,207             193,500
                              1995  $   267,554     $ 230,000    $115,123             800,000(c)


Robert L. Soria (Vice         1997  $    80,356     $  12,064    $ 12,000               5,000
President of Restaurant       1996  $    84,581(b)  $  34,160    $  5,474              10,000
Development)                  1995  $    84,365     $  15,000    $  6,624             130,000(c)

Ward T. Olgreen               1997  $    76,384     $  13,759    $  5,980              10,000
(Vice President of            1996  $    73,574     $  27,560    $  5,255              10,000
International                 1995  $    72,288     $   6,000    $  5,226              60,000(c)
Operations and R&D)

B. Keith Clark (General       1997  $    31,923     $   8,000    $  1,200              30,000
Counsel) (d)



(a) Includes: for Mr. Rogers, supplemental retirement benefits of $43,860 (which includes the payment of related taxes) per year in 1997, 1996 and 1995, and life insurance benefits of $69,684 (which includes the payment of related taxes) in 1997, and $75,929 (which includes the payment of related taxes) per year in 1996 and 1995; for Mr. Parker, supplemental retirement benefits of $43,860 (which includes the payment of related taxes) per year in 1997, 1996 and 1995, and life insurance benefits of $66,965 (which includes the payment of related taxes) in 1997, $63,860 (which includes the payment of related taxes) in 1996, and $68,789 (which includes the payment of related taxes)in 1995; for Mr. Soria, car allowance of $12,000 in 1997, and $4,800 per year in 1996 and 1995; for Mr. Olgreen, car allowance of $3,600 per year in 1997, 1996and 1995; and for Mr. Clark, car allowance of $1,200 in 1997.

b) The Company's 1997 fiscal year included 52 weeks, compared to 53 weeks in 1996 and 52 weeks in 1995.

c) Includes newly granted options as well as replacement options granted in exchange for the cancellation of previously granted options, as follows: for Mr. Rogers 350,000 new options on 7-21-94 and 350,000 replacement options on 12-20-94 for options previously issued on 12-20-93, all subsequently replaced on 6-12-95 by 700,000 options which he currently holds; for Mr. Parker 200,000 new options on 7-21-94 and 200,000 replacement options on 12-20-94 for options previously issued on 12-20-93, all subsequently replaced on 6-12-95 by 400,000 options which he currently holds; for Mr. Soria 30,000 new options on 7-21-94 and 35,000 replacement options on 12-20-94 for options previously issued on 12-20-93 and 4-20-94, all subsequently replaced on 6-12-95 by 65,000 options which he currently holds; for Mr. Olgreen 30,000 replacement options on 12-20-94 for options previously issued on 12-20-93 and 4-20-94, subsequently replaced on 6-12-95 by 30,000 options which he currently holds. For the total number of options (net of replacement options) held by each named officer, see the table entitled "Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values."

d) Includes compensation for Mr. Clark from his employment date of February 26, 1997.


               AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION VALUES



     The following table sets forth information regarding stock options exercised during fiscal year 1997 and unexercised stock options held at the end of fiscal year 1997 by the Chief Executive Officer and the other four most highly compensated executive officers of the Company. The closing bid price for the Company's Common Stock, as reported by the National Association of Securities Dealers Automated Quotation System, was $3.75 on June 27, 1997 the last trading day of the Company's fiscal year.





                                                        Number of            Value of Unexercised
                                                        Unexercised          In-the-Money
                                                        Options at           Options at
                            Shares                      Fiscal Year End      Fiscal Year
                         Acquired on   Value Realized   (Exercisable/        End (Exercisable/
     Name                 Exercise(#) ($)               Unexercisable)(#)    Unexercisable)
-----------------	       -------------  ---------------  -----------------    --------------


C. Jeffrey Rogers          --             --                 1,030,000   (e)   $    875,000
                                                               250,000   (u)   $     78,125

Ronald W. Parker           --             --                   793,500   (e)   $  1,025,000
                                                               250,000   (u)   $     78,125

Robert L. Soria            --             --                    62,000   (e)   $     72,000
                                                                21,000   (u)   $     15,313

Ward T. Olgreen            --             --                    34,000   (e)   $     38,750
                                                                26,000   (u)   $     16,875

B. Keith Clark             --             --                        --   (e)   $        -0-
                                                                30,000   (u)   $      4,688


(e)  Denotes exercisable options.

(u)  Denotes unexercisable options.




                      OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth information regarding stock options granted during fiscal year 1997, pursuant to the Company's 1993 Stock Award Plan, to the Chief Executive Officer and the other four most highly compensated executive officers of the Company.


                                                                    Potential Realizable Value at
                                                                   Assumed Annual Rates of Stock
                                                                    Price Appreciation for Option
                               Individual Grants                               Term
-----------------------------------------------------------------  -------------------------------------
                                 % of Total Options
                                     Granted to          Exercise
                    Options      Employees in Fiscal      Price      Expiration      5%        10%
 Name               Granted (#)         Year             ($/Share)      Date
------------------  -----------  -------------------   -----------  -----------   ----------  ------------

C. Jeffrey Rogers    250,000(a)         30.6               3.4375    06/16/03      $292,270   $663,060

Ronald W. Parker     250,000(a)         30.6               3.4375    06/16/03      $292,270   $663,060

Robert L. Soria        5,000(b)          0.6               3.4375    06/16/05      $  8,206   $ 19,655

Ward T. Olgreen       10,000(b)          1.2               3.4375    06/16/05      $ 16,413   $ 39,311

B. Keith Clark        15,000(b)          1.8               3.4375    06/16/05      $ 24,619   $ 58,966
                      15,000(c)          1.8               4.375     03/07/04      $ 26,716   $ 62,260



(a)  All of such options become exercisable on June 16, 1998.

(b) One half of such options become exercisable on June 16, 1999 and the other half become exercisable on June 16, 2000.

(c) One half of such options become exercisable on March 7, 1998 and the other half become exercisable on March 7, 1999.



               COMPENSATION COMMITTEE AND STOCK AWARD PLAN COMMITTEE
                         REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board of Directors is comprised of three independent, non-employee directors. The Compensation Committee is responsible for establishing the level of compensation of the executive officers of the Company and administering the 1992 Stock Award Plan. The same three directors also comprise the Stock Award Plan Committee, which administers the 1993 Stock Award Plan.

     In its administration and periodic review of executive compensation, the Compensation Committee believes in aligning the interests of the executive officers with those of the Company's shareholders. To accomplish this, the Compensation Committee seeks to structure and maintain a compensation program that is directly and materially linked to operating performance and enhancement of shareholder value. This has been effectively accomplished in the past by weighting the compensation of most executive officers in favor of equity ownership incentives and bonuses paid on the basis of performance.

     The Company intends for all compensation paid to its executives to be fully deductible under federal income tax laws. Recently adopted changes to the Internal Revenue Code impose certain limitations on compensation in excess of $1 million per year paid to executives. The Compensation Committee believes that performance based bonuses and stock options granted to its executive officers will continue to be fully deductible.


CHIEF  EXECUTIVE  OFFICER

     The salary and bonus of C. Jeffrey Rogers, Chief Executive Officer of the Company, is set forth in his Employment Agreement, which was originally executed in connection with Mr. Rogers' joining the Company in 1990 and was most recently amended in October 1997. The agreement provides for an annual base salary in fiscal year 1997 of $536,065 which will be increased by 5% per year.

     In reviewing Mr. Rogers' agreement, as amended, the Compensation Committee found his base salary and bonus to be in line with the overall leadership he has provided to the employees and to the franchise community. The bonus program established in Mr. Rogers' agreement is based on new store openings, pre-tax net income growth, and pre-tax operating cash flow. Termination provisions were found to be industry competitive and in line with historical performance and expected future contributions as well as helping to ensure his continued leadership. See the section entitled "Executive Employment Contracts."


EXECUTIVE  OFFICERS

     Salaries of the executive officers, excluding Mr. Rogers, are reviewed annually and adjusted based on competitive practices, changes in level of responsibilities and, in certain cases, individual performance measured against goals. The Compensation Committee strongly believes that maintaining a competitive salary structure is in the best interest of shareholders. It believes the Company's long-term success in its marketplace is best achieved through recruitment and retention of high caliber executives who are among the most skilled and talented in the industry.

     Bonus targets for the four most highly paid executive officers, other than the Chief Executive Officer, are set annually. Mr. Parker's 1997 bonus was based on individual performance and targets related to the Company's profitability, cash flow and debt repayments. The 1997 bonuses for Mr. Soria, Mr. Olgreen and Mr. Clark were based on individual performance and targets related to profitability of the Company for the fiscal year.

STOCK  OPTIONS

     The Compensation Committee and Stock Award Plan Committee believe that equity ownership motivates officers and employees to provide effective leadership that contributes to the Company's long-term financial success as measured by appreciation in its stock price. The Company established the 1993 Stock Award Plan for the purpose of aligning employee and shareholder interests. Under these plans, stock options have been granted in fiscal year 1997 to Mr. Rogers and the other executive officers, as well as other employees, based upon their relative positions and responsibilities, as well as historical and expected contributions to Company growth.


        Submitted by the Compensation Committee and Stock Award Plan Committee:

                               Don G. Navarro
                               Ramon D. Phillips
                               Steve A. Ungerman



                        EXECUTIVE EMPLOYMENT CONTRACTS

     C. Jeffrey Rogers and the Company entered into an Employment Agreement dated October 23, 1997 and effective July 1, 1997, for a term which currently extends through June 30, 2002.

     Under the agreement, Mr. Rogers is also entitled to the following cash bonuses, based on performance: (a) $37,500 payable each quarter, if the Company's operating results report pre-tax income growth of at least 10% more than the same quarter in the preceding year; (b) $75,000 payable each semi-annual period, if the Company opens at least 50 new Pizza Inn units during such fiscal year; and (c) $200,000 payable annually, if the Company meets targets established in the agreement for pre-tax operating cash flow (such bonus being adjustable to a maximum of $250,000 per year if such targets are exceeded by certain amounts).

     Under the agreement, Mr. Rogers also receives a $25,000 annual allowance to purchase life and disability insurance and a $10,000 annual allowance to maintain secondary health, dental and other insurance. As compensation for the use of his personal automobile on Company business, Mr. Rogers receives $1,350 per month as an automobile allowance, plus reimbursement of gasoline and maintenance expenses.

     Ronald W. Parker and the Company entered into an Employment Agreement dated October 23, 1997 and effective July 1, 1997, for a term which currently extends through June 30, 2002 The agreement provides for an annual base salary and bonus not less than the current base salary and bonus with such increases as the Compensation Committee may approve.

     Mr. Rogers or Mr. Parker may terminate their respective agreements at any time within six months after a "change in control" of the Company occurs or within twelve months under certain circumstances after a change in control of the Company occurs. Change in control is defined as: (a) a transfer of substantially all of the assets of the Company to an outside group or entity;
(b) the acquisition by an outside group or entity of 50% or more of the stock of the Company or other surviving corporation; or (c) an unapproved change in the majority of the Company's Board of Directors. If the Company terminates Mr. Rogers' employment without cause, or if Mr. Rogers terminates his employment upon a "change in control," he will be entitled to a lump sum payment of his base salary for the remainder of the term of the agreement plus two times the maximum annual bonus amounts provided in the agreement. If the Company terminates Mr. Parker's employment without cause, or if Mr. Parker terminates his employment upon a "change in control," he will be entitled to a lump sum payment of three times (i) his highest annual salary over the last three years plus (ii) the highest bonus and other cash compensation received by Mr. Parker the last three years. Each agreement includes a noncompetition covenant that would apply for three years after termination of employment.


                          COMPENSATION OF DIRECTORS

     A director who is an employee of the Company is not compensated for service as a member of the Board of Directors or any Committee of the Board. Outside directors receive an annual fee of $17,000 plus meeting fees equal to $1,000 per Board meeting and $250 per Committee meeting attended. The Chairman of the Board receives an additional $6,000 annual fee for serving in that capacity. Mr. Navarro receives an additional $250 per month to partially pay for a health insurance policy. Directors are also reimbursed for Board related expenses.

     Under the 1993 Outside Directors Stock Award Plan each elected outside director is eligible to receive, as of the first day of the Company's fiscal year, options for Common Stock equal to number of shares of Common Stock purchased during the preceding fiscal year or purchases by exercise of previously granted options during the first ten days of the current fiscal year. On the first day of the first fiscal year immediately following the day on which an outside director first becomes eligible to participate in this plan, that outside director shall receive an option to acquire one share of Common Stock for each share of Common Stock owned by such director on this first day of the fiscal year. No outside director shall be entitled to options for more than 20,000 shares per fiscal year. Stock options granted under the plan have an exercise price equal to the market price of the Common Stock on the date of grant and are first exercisable one year after grant.

     Since the beginning of fiscal year 1997, stock options were granted to outside directors pursuant to such plan as follows: on June 26, 1995, options for 20,000 shares (at $2.6875) to Mr. Navarro and 6,783 shares (at $2.6875) to Mr. Ungerman; on July 1, 1996, options for 20,000 shares (at $4.25) to Mr. Clairday, 20,000 shares (at $4.25) to Mr. Navarro, and 8,500 shares (at $4.25) to Mr. Ungerman and; on June 27, 1997, options for 3,500 shares (at $3.75) to Mr. Phillips, and 6,783 shares (at $3.75) to Mr. Ungerman and; on June 27,
1997, options for 3,500 shares (at $3.75) to Mr. Phillips, and 6,783 shares (at $3.75) to Mr. Ungerman.

                            COMPENSATION COMMITTEE
                     INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee during fiscal year 1997 were Messrs. Navarro, Phillips and Ungerman. During fiscal year 1996, C. Jeffrey Rogers served on the Board of Directors and the Compensation Committee of Hallmark Financial Services, Inc., of which Mr. Phillips is Chief Executive Officer and Chairman of the Board of Directors. Prior to 1990, Mr. Phillips served as a director and officer of two predecessors of the Company. See "Biographies of Nominee Directors and Continuing Directors."


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Bobby L. Clairday is President and sole shareholder of Clairday Food Services, Inc. and is sole shareholder of Advance Food Services, Inc., both of which are franchisees of the Company. Mr. Clairday also holds area development rights in his own name. As franchisees, the two corporations purchase a majority of their food and other supplies from the Company. In fiscal year 1997, purchases by these franchisees made up 9% of the Company's food and supply sales, and royalties, license fees and area development fees from Mr. Clairday and such franchisees made up 4% of the Company's franchise revenues.

     Ramon D. Phillips is a Vice President, and his sons are shareholders of Wholesale Software International, Inc., which is a franchisee operating one Pizza Inn restaurant.


                     COMPLIANCE WITH SECTION 16(A) OF THE
                       SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors and the persons who own more than ten percent of the Company's Common Stock to file initial reports of ownership of Common Stock and reports of changes of ownership with the Securities and Exchange Commission and the National Association of Securities Dealers, Inc. and to furnish the Company with copies of such reports.

     The Company believes that, during the preceding fiscal year, all of the Company's executive officers, directors and holders of more than 10% of its Common Stock complied with all Section 16(a) filing requirements.

                           STOCK PERFORMANCE GRAPH

     The  following  graph  compares  the  cumulative annual total shareholder return (change in share price plus reinvestment of any dividends) on the Company's Common Stock versus two indexes for the past five fiscal years. The graph assumes $100 was invested on the last trading day of the fiscal year ending June 30, 1991. The Company has not paid any cash dividends on its Common Stock during the applicable period. The Dow Jones Equity Market Index is a published broad equity market index. The Dow Jones Entertainment and Leisure Restaurant Index is compiled by Dow Jones and Company, Inc., and is comprised of seven public companies, weighted for the market capitalization of each company, engaged in restaurant or related businesses (Boston Chicken, Inc., Brinker International, Inc., Cracker Barrel Old Country Store, Inc., Darden Restaurants, Inc., McDonald's Corporation, Sysco Corporation, and Wendy's International, Inc.).

                                         COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN(a)
                                     AMONG PIZZA INN, INC., THE DOW JONES EQUITY MARKET INDEX
                                              AND THE DOW JONES RESTAURANTS INDEX
                                 6/27/92     6/26/93     6/25/94     6/24/95     6/28/96     6/29/97
Pizza Inn, Inc.                   100         367          450         383         567          500

Dow Jones Equity Market Index     100         115          120         150         188          252

Dow Jones Restaurants             100         109          117         149         178          184

(a)$100 Invested on 6/27/92 in stock or index -  including reinvestment of dividends


                            1993 STOCK AWARD PLAN

     The Company's 1993 Stock Award Plan (the "Plan") became effective as of October 13, 1993. The purpose of the Plan is to attract and retain excellent officers and employees by providing opportunities for them to participate in increased stock value which their efforts help to produce.

     The Plan is administered by the Stock Award Plan Committee (the "Committee"), which is comprised of three outside directors, who are not employed by the Company and who qualify as "disinterested persons" under rules issued by the Securities and Exchange Commission. All officers and employees of the Company (approximately 300 persons) are eligible to participate in the Plan. The Committee determines, in its discretion but subject to the limitations set forth in the Plan, the persons to whom awards are granted, the number of shares covered by awards, the exercise price of awards, and the conditions, if any, imposed upon the granting of awards under the Plan. The Committee issues awards under the Plan to employees in correlation with their respective responsibilities to the Company.

     The total number of shares of the Company's Common Stock which may be issued to employees under the Plan (before the proposed amendment) shall not exceed 2,000,000. During any one Plan year, the total number of options granted and shares issued pursuant to stock appreciation rights ("SARs") shall not exceed 1,000,000, plus any unused allocations from prior years. Awards granted under the Plan which expire or terminate without being exercised may be regranted.

     The exercise price for any option granted under the Plan may not be less than the fair market value of the Company's Common Stock on the date of grant.
 For all awards under the Plan, the minimum vesting period is six months after grant and the maximum exercise period is five years after vesting. Payment for shares purchased pursuant to an option must be made at the time of exercise in cash or other payment method approved by the Committee. The Plan terminates on October 13, 2003 and no awards may be granted thereafter.

     Awards granted pursuant to the Plan may not be transferred and may only be exercised by the participant, or, in the event of his death, by his heirs or estate. Upon the death (or permanent disability) of a participant while he is employed by the Company, any outstanding unvested award becomes immediately vested and the award may be exercised by the participant's heirs, estate or guardian within one year following the participant's death (or commencement of such disability), after which any unexercised award terminates. If the employment of a participant terminates for any reason other than death or disability, he may exercise any vested award within 21 days after termination, after which period any unexercised award terminates. In the event of a "change of control" of the Company, as defined in the Plan, all outstanding awards will become immediately vested and exercisable.

     The Plan authorizes the Committee to grant "Incentive Options," which are intended to permit the participant to defer resulting federal income taxes, as well as "Standard Options" which do not have such tax benefit. The Plan also authorizes the Committee to grant SARs either independent of, or in connection with, options. Upon exercise of either form of option, the participant purchases shares of Common Stock. Upon exercise of an SAR, the participant receives, for each share with respect to which the SAR is exercised, an amount equal to the difference between the fair market value of the Common Stock on the date of the award and the fair market value of the Common Stock on the date of exercise. Payment of an SAR benefit may be, at the discretion of the Committee, in the form of cash, a note, or Common Stock of equivalent value.

     The Committee may amend or terminate the Plan, including modification or waiver of terms as they apply to individual participants. Shareholder approval is required for any amendment which would: increase the aggregate number of shares of Common Stock issuable under the Plan; materially increase the benefits accruing to participants in the Plan; or modify the eligibility requirements for, or decrease the minimum exercise price of, any Incentive Options. No amendment or termination of the Plan may adversely affect the rights of any participant under any then outstanding award without the consent of the participant. The Plan provides for automatic adjustments to prevent dilution or enlargement of the participant's rights in the event of a stock split, stock dividend or similar transaction.

FEDERAL  INCOME  TAX  CONSEQUENCES  UNDER  THE  PLAN

     Under the Internal Revenue Code (the "Code"), the holder of a Standard Option will realize no taxable income upon the receipt of the option but will realize compensation upon the exercise of such option, taxable as ordinary income to the extent that the fair market value on the date of exercise exceeds the option price. The Company is entitled to a deduction from income in an equal amount at the time the optionee realizes such income. Upon a resale of shares acquired pursuant to exercise of an option, any difference between the sale price and the fair market value of the shares on the date of exercise will be treated as capital gain or loss.

     Incentive Options are intended to qualify as incentive stock options under Section 422 of the Code. Generally, the optionee is not taxed and the Company is not entitled to a deduction on the grant or exercise of an Incentive Option. However, if the optionee disposes of the Option shares at any time within (i) one year after the transfer of such shares to the optionee pursuant to the exercise of such Incentive Option, or (ii) two years after the grant of such Incentive Option, then the optionee will recognize ordinary income equal to the excess, if any, of the lesser of the amount realized from such disposition or the fair market value of the shares on the exercise date, over the exercise price of such Incentive Option (with any remaining gain being taxed as a capital gain). In such event, the Company will generally be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the optionee. If the optionee disposes of the option shares outside of the above described time limits, then capital gain or loss will be recognized in an amount equal to the difference between the amount realized on the disposition and the exercise price. The Company will not be entitled to any deduction in this event. Finally, any excess of the fair market value of the stock on the date the Incentive Option is exercised over the option exercise price will be included in the calculation of the optionee's alternative minimum taxable income, which may subject the optionee to the alternative minimum tax.

NEW  PLAN  BENEFITS

     In June 1997, the Stock Award Plan Committee granted certain stock options subject to shareholder approval of the proposed amendment to the Plan, increasing by 500,000 shares the total number of shares issuable under the Plan. The following table sets forth the dollar value and number of stock options which were granted, subject to shareholder approval of such amendment, to each of the named executive officers, all executive officers as a group, and all other participating employees (excluding executive officers) as a group. Outside directors, who are not employees of the Company, are not eligible to receive stock options under this Plan.



Name
(and Position)                  Dollar Value ($)(a)            Number of Units
-------------------------------------------------------------------------------

C. Jeffrey Rogers (b)           $                0                          0
(Chief Executive
  Officer)

Ronald W. Parker (c)            $          343,625                    250,000
(Chief Operating
  Officer)

Robert L. Soria (c)             $            6,873                      5,000
(Vice President of Restaurant
  Development)

Ward T. Olgreen (c)             $           13,745                     10,000
(Vice President of
 International Operations
    and R&D)

B. Keith Clark (c)              $           20,618                     15,000
(General Counsel)

All Executive
Officers                        $          454,272                    330,500

All Other
Employees
(37 persons)                    $          237,101                    169,500

     (a) Based on the difference between the exercise price of $3.4375 per share and the closing bid price of the Common Stock of $4.8125 per share on October 1, 1997.

     (b) In June 1997, Mr. Rogers was granted stock options which are not subject to the proposed amendment to the Plan. See the table above entitled "Option Grants in Last Fiscal Year."

     (c)          Terms  of  the options granted to Mr. Parker, Mr. Soria, Mr.
Olgreen and Mr. Clark are set forth in the table above entitled "Option Grants in the Last Fiscal Year."


                    AMENDMENT TO THE 1993 STOCK AWARD PLAN
                   INCREASING THE NUMBER OF SHARES ISSUABLE
                               UNDER SUCH PLAN

     In June 1997, the Stock Award Plan Committee adopted, subject to the approval of the Company's shareholders, an amendment to the Company's 1993 Stock Award Plan (the "Plan"), increasing by 500,000 shares the total number of shares of Common Stock which may be issued under the Plan. See "1993 Stock Award Plan - New Plan Benefits". After giving effect to such amendment, the total number of shares issuable under the Plan will be 3,000,000.

     As of June 1, 1997, there were only 313,500 shares available for the grant of options under the Plan, as currently constituted. The Board of
Directors believes that the amendment will enable the Company and its shareholders, through future grants of stock options, to continue to secure the benefits of the incentives inherent in stock ownership by its officers and employees. For additional information regarding the Plan, see the section entitled "1993 Stock Award Plan."


THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS APPROVE THE AMENDMENT TO THE PLAN.


                             INDEPENDENT AUDITORS

     The Audit Committee has selected Price Waterhouse, certified public accountants, as the independent auditors of the Company for fiscal year 1998. A representative of Price Waterhouse will be present at the Annual Meeting, will be available to respond to appropriate questions, and will have an opportunity to make a statement.


                            SHAREHOLDER PROPOSALS

     A shareholder wishing to present a proposal at the Annual Meeting of Shareholders tentatively scheduled for December 1998 must deliver his or her proposal to the Company at its principal executive offices no later than August 2, 1998, in such form as required under rules issued by the Securities and Exchange Commission, in order to have it included in the proxy materials of the Company for such Annual Meeting of Shareholders.

                                MISCELLANEOUS

     The accompanying proxy is being solicited on behalf of the Board of Directors of the Company. The expense of preparing, printing and mailing the proxy and the material used in the solicitation thereof will be borne by the Company. In addition to the use of the mails, proxies may be solicited by directors, officers and employees of the Company by personal interview, telephone or telefax. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of stock held of record by such persons, and the Company may reimburse them for reasonable out-of-pocket expenses of such solicitation.

     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K EXCLUDING EXHIBITS, DATED SEPTEMBER 26, 1997, IS BEING FURNISHED TO SHAREHOLDERS WITH THIS PROXY STATEMENT. COPIES OF SUCH EXHIBITS WILL BE FURNISHED UPON WRITTEN REQUEST AND UPON REIMBURSEMENT OF THE COMPANY'S REASONABLE EXPENSES FOR FURNISHING SUCH EXHIBITS. REQUESTS SHOULD BE ADDRESSED TO PIZZA INN, INC., 5050 QUORUM DRIVE,
SUITE  500,  DALLAS,  TEXAS    75240,  ATTENTION:    CORPORATE
SECRETARY.